SALES AGREEMENT

This Sales Agreement (“Agreement”) is made as of                         , 20         by and among PIMCO Investments LLC (“Distributor”), a Delaware limited liability company, and                                                      (“Intermediary”), a                                        .

R E C I T A L S

WHEREAS, Distributor serves as principal underwriter for each open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”) that is set forth in Exhibit A, as amended from time to time (each, a “Company”);

WHEREAS, each Company offers shares of beneficial interest in one or more separate series, which may be offered in multiple classes pursuant to Rule 18f-3 under the 1940 Act (such shares, classes and series of a Company are referred to as “Shares,” “Classes” and “Funds,” respectively);

WHEREAS, Intermediary is a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”) that wishes to offer and sell and/or facilitate the offer and sale of the Shares of one or more Classes of one or more Funds of the Companies set forth in Exhibit A hereto; and

WHEREAS, Intermediary has executed an agreement (each, a “Clearing Agreement”) with one or more broker-dealers registered under the 1934 Act that provide clearing and carrying services on a fully disclosed or omnibus basis (a “Clearing Firm”) to other broker-dealers (each, an “Introducing Firm”), through which Intermediary effects transactions in securities, including mutual funds, on behalf of certain of its customers (“Cleared Customers”), and/or intends to offer and sell Shares to certain customers without the use of a Clearing Firm (“Subscription Customers,” and together with the Cleared Customers herein referred to collectively as “Customers”);

NOW, THEREFORE, Distributor and Intermediary hereby agree to the following terms and conditions:

1.	Authorizations; Offering.

a.        Distributor hereby authorizes Intermediary on a non-exclusive basis and subject to applicable law, rule and regulation; the terms and conditions of the then current prospectuses (including Statutory Prospectuses and Summary Prospectuses as defined in Rule 498 under the Securities Act of 1933 (“1933 Act”) and any supplements thereto as may be filed from time to time) and any statement of additional information (“SAI”) of the Funds (collectively, the then current Statutory Prospectuses, Summary Prospectuses and SAIs of the Funds and supplements thereto are hereinafter referred to as the “Prospectuses”); other applicable Company documentation; reasonable instructions of the Distributor; and the terms set forth herein, to: (i) offer and sell Shares to Customers; and (ii) place (or arrange for the placement) with each Company or its delegate(s) orders for the purchase, redemption (sale) or exchange of Shares (“Orders”) of its Customers.

b.        This Agreement shall not be deemed to obligate Intermediary to offer or sell any particular Fund or Class of Shares, and Intermediary may choose the Fund, Class or Classes of Shares to offer or sell in its sole discretion. Intermediary shall use only its best efforts in the offer and sale of the Fund, Class or Classes of Shares it chooses to offer and sell.

c.        Each party understands and acknowledges that: (i) the other parties hereto and/or the Companies may enter into other similar agreements and arrangements with other financial intermediaries, investment companies, sponsors, or providers, as the case may be; and (ii) that nothing herein shall constitute Distributor and Intermediary as a selling syndicate, association, joint venture, partnership, unincorporated business or other separate legal entity, or otherwise serve as the basis to conclude that Distributor and Intermediary are partners, or that Intermediary is anything other than an independent contractor of Distributor, except as set forth in Section 2(a) below.

2.	Appointment; Transactions in Shares.

a.        With respect to its Cleared Customers, and subject to the continuing veracity of the representations of Intermediary in paragraph (f) below, Intermediary is hereby appointed and hereby accepts appointment as a limited agent of the Companies for the sole purpose of receiving Orders on behalf of the Funds for the account of Intermediary’s Cleared Customers. Receipt in “good order” of an Order by Intermediary shall constitute receipt by the applicable Company of the Order for purposes of Rule 22c-1 under the 1940 Act, subject to the terms and conditions set forth herein. Receipt in “good order” shall mean that all documentation, information, date and time stamps, signatures, and signature guarantees are complete, accurate and legible, and have otherwise been obtained and/or verified to the reasonable satisfaction of the Company, Transfer Agent, or Distributor in a manner consistent with industry standards and practices, and are compliant with all requirements of Company policies, applicable laws, rules and regulations pertaining thereto.

b.        Intermediary shall offer and sell Shares only at the applicable public offering price. As applicable, Intermediary shall not place a purchase order except (i) for the purpose of covering purchase orders previously received in good order by Intermediary, or (ii) for its own bona fide investment. As applicable, Intermediary shall effect redemptions (sales) of Shares only at the net asset value of such Shares next determined by the applicable Company following receipt in good order by the Intermediary of a redemption (sale) order, less any applicable contingent deferred sales load/charge (“CDSC”) payable to Distributor and/or less any redemption fee assessable. Intermediary may not place any conditional Orders.

c.        Intermediary shall not intentionally withhold placing Orders for Shares to profit as a result of such withholding (e.g., by a change in the net asset value from that used in determining the public offering or redemption price of the applicable Class of Shares). If Intermediary acts as principal for its own account in repurchasing Shares for resale to Distributor, it shall not pay the shareholder less than the price that it receives from Distributor. If Intermediary acts as agent for a shareholder in selling Shares to Distributor, it shall not charge the shareholder commissions or fees for handling the transaction unless they comply with all applicable rules the Financial Industry Regulatory Authority, Inc. (“FINRA”) and do not cause any adverse results to Distributor or any Company under any applicable laws, rules or regulations.

d.        Intermediary acknowledges that: (i) all purchase or exchange orders for Shares are subject to acceptance and confirmation thereof by Distributor (or its delegate) on behalf of the Fund; (ii) the Fund and/or Distributor reserves the right to reject any purchase or exchange order for any or no reason; (iii) it is solely responsible for determining the suitability of any Fund (and Class of Shares thereof) for any Customer to whom it recommends such Shares; (iv) subject to Section 4(b) below, with respect to Orders by Cleared Customers received in good order by Intermediary on a day the applicable Fund is open for business (a “Business Day”), provided that Intermediary transmits the Order for those Cleared Customers to a Clearing Firm in accordance with the terms of the Clearing Agreement between Intermediary and the Clearing Firm, and the Clearing Firm transmits such Orders in a manner consistent with its agreement(s) with Distributor or other affiliated person of the Funds, then such Orders by Cleared Customers shall receive the price per Share determined by the Company as of the time it values Shares of the Fund (the “Valuation Time”) on the Business Day of receipt by the Intermediary; and (v) each Fund retains the right to suspend the right of redemption or postpone the date of payment upon redemption of Shares as permitted under the 1940 Act.

e.        If payment for the Shares purchased by a Cleared Customer and all necessary applications and documents required by the applicable Company or Distributor are not received within two Business Days or such shorter time as may be required by law, rule or regulation or the terms of the Prospectus or this Agreement, the sale may be cancelled forthwith without any responsibility or liability on Distributor’s part or on the part of the applicable Company. Alternatively, at Distributor’s option, Distributor may cause the Shares purchased by such Cleared Customer to be redeemed by the relevant Fund. Intermediary will be responsible for any loss, including loss of profit, and expense suffered by a Fund or the Distributor resulting from Intermediary’s failure to make or to cause its Clearing Firm to make payments or provide documents as aforesaid.

f.        Intermediary represents that (i) the Clearing Agreement with each Clearing Firm provides (among other responsibilities) that sales practice considerations, including suitability determinations, and the “acceptance” (as such term is used in FINRA Rule 4311) of Orders are the sole responsibility of Intermediary (as an Introducing Firm), and (ii) the account agreement with each of its Cleared Customers provides that Intermediary is acting as agent for the Cleared Customer and that the Clearing Firm may act on any instructions, oral or written, from Intermediary without further inquiry.

3.	Services; Compensation.

a.        Intermediary shall be entitled to receive compensation (“Compensation”), if applicable, as set forth in Exhibit A with respect to its activities and services contemplated herein in the form of: (i) discounts, concessions or commissions (collectively “Commissions”) “reallowed” or payable with respect to Classes of Shares that have sales loads/charges (including initial and deferred loads); and (ii) distribution, administrative, recordkeeping and shareholder and/or related services fees (“Distribution and/or Servicing Fees”), including those payable in connection with plans adopted under Rule 12b-1 under the 1940 Act (each, a “Distribution and/or Servicing Plan”).

b.        All Compensation shall be assessed and paid in accordance with the terms of the applicable Prospectus and other applicable Company documentation (including Distribution and/or Servicing Plans) and, to the extent not inconsistent, Exhibit A hereto. For the avoidance of doubt, Intermediary acknowledges that all Compensation for purchases made and/or Shares held through a Clearing Firm shall be paid to the Clearing Firm, and the Intermediary shall look to the Clearing Firm and not to the Distributor or any Company for any Compensation owed to it for such purchases and holdings.

c.        When an investor is eligible to obtain a reduction in a sales load/charge (a “breakpoint”) or qualify for a sales load/charge waiver described in a Fund’s Prospectus, Intermediary may be required to notify Distributor or Transfer Agent, or its Clearing Firm, as applicable, regarding the basis on which such investor is entitled to the breakpoint or waiver; and unless so notified, Distributor or Transfer Agent may assume that any purchase order for Shares to be the total holding of Shares by the investor (except for Subscription Customers whose Shares held in accounts at the Transfer Agent will be aggregated by the Transfer Agent), and Distributor and Transfer Agent may further assume that the investor is not entitled to any breakpoint. Whether or not Distributor or Transfer Agent is notified, Intermediary shall (1) ensure that its registered representatives and other personnel engaged in processing Orders understand the terms of Share offerings and reinstatement privileges set forth in the Fund’s Prospectus; (2) ascertain the information that should be recorded on its books and records, which is necessary in determining the availability and appropriate level of breakpoints; (3) apprise the Customer of the breakpoint opportunity and inquire whether the Customer has positions or transactions away from Intermediary which should be considered in connection with a pending transaction; (4) ensure that its personnel processing Orders are appropriately trained in order to ensure that the information pertaining to all aspects of an Order, including any applicable breakpoint, is accurately transmitted in a manner readily retrievable by the Company, or its Clearing Firm, as applicable; and (5) have in place appropriate and sufficient procedures, including supervisory procedures, with respect to breakpoint calculations. Intermediary acknowledges that, as disclosed in the Prospectuses, there is currently no sales load/charge on acquisitions of Shares pursuant to the automatic reinvestment of income dividends or capital gain distributions. If any Shares sold by Intermediary under the terms of this Agreement are redeemed by any of the Funds (including without limitation redemptions resulting from an exchange for Share of another Fund) or are repurchased by Distributor as agent for the Fund or are tendered to a Fund for redemption within seven business days after the date of the transaction, Intermediary shall promptly repay Distributor the full amount of the commission (including any supplemental commission/upfront fee) allowed to Intermediary on the original sale.    Termination, amendment, or cancellation of this Agreement shall not relieve Intermediary from the requirements of this Section 3.c.If a CDSC is waived with respect to Shares sold by Intermediary for certain partial or complete redemptions as described in the applicable Prospectuses, then Intermediary shall remit to Distributor promptly upon notice an amount equal to certain Commissions (i.e., up-front or finders fees) paid by Distributor to Intermediary on such Shares when initially sold, less an adjustment equal to the payments received by Distributor on such Shares pursuant to the applicable Distribution and/or Servicing Plan.

d.        Intermediary shall be entitled to sell Class A shares of the Funds at their net asset value (without any sales charge on purchases or contingent deferred sales charges on sales) to those plans sponsored by employers, professional organizations or associations, charitable organizations, or as otherwise permitted by the then current Prospectus (“Benefit Plans”) for which Intermediary is the trustee, administrator, fiduciary, broker, trust company or registered investment adviser, provided that the Benefit Plan meets the minimum investment amount, if any, set forth in the then current Prospectus.

e.        Distribution and/or Servicing Fees will be paid to Intermediary only upon receipt by Distributor of like amounts paid (or reimbursed) from the applicable Fund under the applicable Plan or agreement with the Fund. In the event that any payment of Compensation contemplated hereunder is (i) directly or indirectly limited, restricted or prohibited by applicable law, rule or regulation, or (ii) otherwise terminated for reasons beyond the reasonable control of Distributor, the Distributor may reduce or eliminate such fee to the extent payable to Intermediary.

f.        Intermediary shall provide to Distributor and each Company such information as shall reasonably be requested by any of them with respect to the Distribution and/or Servicing Fees paid to Intermediary in connection with Distribution and/or Servicing Plans as well as any other information as is reasonably necessary to permit the Board of Trustees of the applicable Company (such Boards of Trustees of the Companies, collectively, the “Board”) to make an informed determination as to whether to continue the applicable Distribution and/or Servicing Plans. Intermediary acknowledges that it is reasonable for Distributor and each Company to request that Intermediary provide written reports from time to time of the amounts of such Distribution and/or Servicing Fees received and the purposes for which such fees were used.

g.        If there is a dispute as to whether any Compensation with respect to Shares is “reallowable” or payable to Intermediary or to another person, including a Clearing Firm, the Distributor shall make a good faith determination as to who is entitled to such amounts, and Intermediary acknowledges hereby that such determination shall be binding upon it.

h.        All Compensation “reallowable” or payable under this Agreement shall be so “reallowable” or payable only as long as this Agreement is in effect.

4.	Compliance Matters.

a.        In connection with its duties and obligations hereunder, Intermediary will at all times comply with: (i) the terms of each Fund’s Prospectus and other applicable Company documentation; (ii) all applicable laws, rules and regulations, including, without limitation, the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Internal Revenue Code of 1986 (“Code”) as the case may be; and (iii) the regulations, notices and other requirements of any self-regulatory organization of which the Intermediary is a member.

b.        Intermediary shall adopt, implement and maintain during the term of this Agreement such policies, procedures and internal controls as are necessary to ensure that the Intermediary only submits to its Clearing Firm, Orders received in good order by Intermediary prior to the Valuation Time on each Business Day of the applicable Fund for execution at a price based on the net asset value per Share calculated for that Business Day, in accordance with Rule 22c-1 under the 1940 Act. Intermediary acknowledges that Orders for Fund Shares received in good order by Intermediary subsequent to the Valuation Time for the Shares on a Business Day or on a day that is not a Business Day shall receive a price based on the next determined net asset value per Share on the next Business Day, in accordance with Rule 22c-1 under the 1940 Act.

c.        If an omnibus account or Level 3 networked account at the Transfer Agent for a Fund (or Class thereof) registered in the name of Intermediary’s Clearing Firm as nominee on behalf of Customers owns more than three percent of the outstanding Shares (by Class) of that Fund, Distributor shall have the right to request the name and address of each of Intermediary’s Cleared Customers that owns beneficially more than three percent of the Fund’s outstanding Shares (by Class) through such omnibus account or Level 3 networked account(s). To the extent necessary, Intermediary shall direct its Clearing Firm to promptly and accurately reply to any such inquiry. “Omnibus accounts” shall mean accounts on the books and records of Transfer Agent in which all Cleared Customers’ Shares are held unsegregated in nominee name by Intermediary. “Level 3 networked accounts” shall mean accounts of Cleared Customers holding Shares and subject to the National Securities Clearing Corporation (“NSCC”) Networking service Level 3.

d.        Intermediary shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. Intermediary shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, Intermediary shall advise the Distributor promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

5.	Representations and Warranties.

a.        Each party hereto represents, warrants, and covenants that:

 i.        it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

 ii.        its entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding the party has with any other person, corporation, or other entity; and

 iii.        it has obtained all registrations, licenses and regulatory authorizations necessary to permit it to perform the activities hereunder and shall maintain all such registrations, licenses and authorizations during the term of this Agreement.

b.        Intermediary further represents, warrants, and covenants that:

 i.        it is a member in good standing of FINRA, and that it shall notify Distributor immediately if it ceases to be a member in good standing of FINRA;

 ii.        if it has executed a Clearing Agreement with a Clearing Firm, the Clearing Agreement is currently effective, it has a reasonable basis on which to believe that the Clearing Firm is a member in good standing of FINRA, and it shall notify Distributor immediately if (a) its Clearing Agreement with the Clearing Firm is terminated, and/or (b) it becomes aware that the Clearing Firm is no longer a member in good standing with FINRA;

iii.    the arrangements provided for in this Agreement, including Compensation arrangements, will be timely disclosed, to the extent required or appropriate, by Intermediary to Fund shareholders and prospective Fund shareholders and the receipt of the Compensation “reallowable” or payable to Intermediary in connection with this Agreement will not violate any applicable law, rule or regulation, including ERISA, and in particular will not constitute a non-exempt prohibited transaction under ERISA or the Code;

iv.    in connection with sales of Shares or delivery of such Shares after sale (except with respect to Subscription Customers), it shall furnish or cause its delegate (including a Clearing Firm or its delegate) to furnish to each investor (at no cost to the Funds, Distributor or any affiliated person of them) a copy of the applicable then-current Statutory Prospectus and/or Summary Prospectus, including supplements (all as obtained from Distributor as provided for in Section 7(b)), in a manner that satisfies all delivery obligations of the Funds and/or Intermediary under applicable law, rule and regulation;

v.    it has due authority to take each act it takes on behalf of each of its Customers, maintains in its files proper authorization from each of its Customers to exercise such authority (whether or not exercising investment discretion (as defined in Section 3(a)(35) of the 1934 Act)) and has examined such documents and is satisfied that each such document is authentic, properly authorized and duly executed and delivered to Intermediary by the Customer or its duly authorized agent; and

vi.    in addition to the representations in Section 2(f) hereof, the Clearing Agreement with each Clearing Firm, if any, conforms to the requirements of FINRA or, as applicable, the rules of a national securities exchange.

6.	State Filing Requirements.

a.        Upon request, Distributor shall notify Intermediary of the states or other jurisdictions in which each Fund’s Shares are currently noticed, registered or qualified for offer or sale to the public. Distributor shall have no obligation to make notice filings of, register or qualify, or to maintain notice filings of, registration of or qualification of, a Fund’s Shares in any particular state or other jurisdiction. Intermediary shall comply with requests of Distributor for information about the Intermediary’s Customers that are Fund shareholders that Distributor properly may require in order for the Companies to make notice and other applicable filings under state law, as well as to qualify for any applicable exemptions.

b.        Distributor shall not be responsible for any notices or other applicable filings that are necessary to permit Intermediary to engage in the offer and sale of mutual fund shares or the provision of services contemplated hereunder under state law.

7.	Prospectuses; Sales Material; Use of Name.

a.        Intermediary shall ensure that neither Intermediary, nor any officer, employee, agent or registered representative thereof, makes any representations concerning Shares, including in materials prepared by Intermediary, other than those set forth in (i) the applicable Prospectus, (ii) mutual fund advertisement and/or sales literature published by the applicable Company or Distributor (“482 Ads”), and/or (iii) any other written or electronic communication published by the applicable Company or Distributor as information supplemental to, and intended to be accompanied or preceded by, a Prospectus (“supplemental material”).

b.        Distributor shall, upon Intermediary’s, its Clearing Firm’s, or either’s delegate’s written request (including any automated order process) supply (at no expense to Intermediary, its Clearing Firm or either’s delegate) sufficient quantities of Summary Prospectuses and/or Statutory Prospectuses (which choice shall be at the Distributor’s sole discretion), as published from time to time, including electronic and/or reasonable quantities of printed copies of Summary Prospectuses and/or Statutory Prospectuses, for purposes of Intermediary meeting its prospectus delivery obligations under applicable law, rules and regulations (“Fulfillment Prospectuses”). Distributor shall deliver the Fulfillment Prospectuses as well as supplements as directed in Section I of Exhibit C. Intermediary consents to the delivery of Summary Prospectuses, Statutory Prospectuses, SAI’s and supplements as well as to the delivery of shareholder reports (“Regulatory Documents”) electronically to the email address(es) set forth in Section II of Exhibit C in connection with any obligation of Distributor to provide such Regulatory Documents to Intermediary, except for Fulfillment Prospectuses delivery purposes. Intermediary or its delegate shall be responsible for monitoring on a daily basis the mailbox(es) associated with the email address(es) set forth in Section II of Exhibit C and ensuring that the email address(es) remain(s) active and able to receive email transmissions from Distributor or its delegates.

c.        Intermediary shall not reproduce, copy, distribute or display any of the following, in whole or in part: Regulatory Documents, 482 Ads, supplemental material or any other written or electronic communication published by the applicable Company or Distributor (such as, without limitation, white papers, economic and market commentary, viewpoints and other articles and media posted on the website of the Distributor or its affiliates)(“PIMCO Commentary” and collectively with Regulatory Documents, 482 Ads and supplemental material. “PIMCO Material”)The PIMCO Material cannot be used in any manner that is derogatory or unfavorable to the Distributor or any of its affiliates. Intermediary shall not edit, excerpt or modify the PIMCO Material in any way without the prior written consent of the Distributor. Should Intermediary choose to distribute any portion of the PIMCO Commentary to its clients, Intermediary shall ensure that the content meets regulatory standards and is filed with the Financial Industry Regulatory Authority or Intermediary’s designated self-regulatory organization, if Intermediary is required to do so. The Distributor reserves the right to review and request reasonable changes to the use or proposed use of the PIMCO Material by Intermediary at any time and if requested by the Distributor, and Intermediary agrees to provide the Distributor with a copy of such PIMCO Material at a reasonable time in advance of its use (not to be shorter than 3 business days). Except for the limited rights to publish and distribute the PIMCO Commentary in accordance with the foregoing, the PIMCO Commentary and all intellectual property rights associated therewith are owned exclusively by Pacific Investment Management Company LLC (“PIMCO”), and no right, title or interest in or to any of the same is granted to Intermediary. All rights not expressly granted to Intermediary hereunder shall remain the exclusive property of PIMCO. All use by Intermediary of PIMCO’s service marks in the PIMCO Material shall inure to the benefit of PIMCO. With respect to Intermediary’s use of PIMCO Commentary, Intermediary shall include attribution in the following form: “Used with permission from Pacific Investment Management Company LLC.” Distributor may terminate the limited rights to publish and distribute the PIMCO Material granted to Intermediary by this Section 7.c. at any time whatsoever in the sole discretion of Distributor, as applicable. Any such termination shall not affect any other provision of this Agreement. Neither

PIMCO nor Distributor shall have any liability whatsoever for the PIMCO Commentary, which shall be excerpted and used entirely at Intermediary’s sole risk. NEITHER PIMCO NOR DISTRIBUTOR MAKES ANY WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. Furthermore, Intermediary shall not obtain any Prospectuses, 482 Ads, or supplemental material for use in connection with any offer or sale of Shares, or any shareholder report required to be delivered under applicable law, rules, or regulations (including Form N-1A), from any source other than the authorized sources in Section III of Exhibit C.

d.        Except as otherwise expressly provided herein, Intermediary shall neither use nor allow its officers, employees, agents or registered representatives to use the name or logo of: (i) Company, investment adviser or any sub-adviser; (ii) Distributor or any of its affiliates; or (iii) any products or services sponsored, managed, advised, administered or distributed by the Distributor any of its affiliates, for advertising, trade or other commercial or non-commercial purposes, without the express prior written consent of the Distributor.

e.        Intermediary shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements.

8.        Proxies. Intermediary will cooperate with reasonable requests of the Companies in the solicitation of proxies by the Board as provided for in any proxy material. Intermediary will comply with all obligations required of it by applicable law, rules or regulations in connection with the solicitation of such proxies.

9.	Indemnification; Limitation on Damages.

a.

 i.        Except with respect to PC Losses, as defined in Section 9.a.ii., Intermediary shall indemnify and hold harmless each Company and Distributor and each of their directors, trustees, officers, employees, and each person, if any, who controls any of them within the meaning of the 1933 Act, against any losses, claims, damages, liabilities or expenses (“Losses”) to which an indemnitee may become subject insofar as such Losses or actions in respect thereof arise out of or are based upon (i) Intermediary’s gross negligence or willful misconduct in performing hereunder; (ii) any material failure by Intermediary to comply with any provision of this Agreement, the Prospectus, other applicable Company documentation or applicable laws, rules and regulations; (iii) any material breach by Intermediary of a representation or warranty made in this Agreement; (iv) any untrue statement or representation made by Intermediary with respect to a Fund or Shares other than statements contained in the Prospectuses, 482 Ads, or supplemental material authorized by Distributor; or (v) any dispute between Intermediary and a Clearing Firm with whom it has executed a Clearing Agreement.

 ii.        Intermediary shall indemnify, defend and hold harmless each Company, Distributor, PIMCO and their members, parent and subsidiary companies, predecessors, successors and assigns and the respective officers, directors, agents and employees of each

(“PIMCO Indemnitees”) from and against any and all threatened and actual direct and third party claims, losses, actions, demands, liabilities, proceedings, assessments, litigation, regulatory proceeding or investigation, judgments, damages and costs (including reasonable attorneys’ fees) of any kind or nature incurred by a PIMCO Indemnitee whatsoever arising out of or relating to Intermediary’s use of the PIMCO Commentary (referred to herein as “PC Losses”).

b.        An indemnitor will reimburse an indemnitee for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such Loss, claim or action. This indemnity provided in this Section 9 will be in addition to any liability which an indemnitor may otherwise have.

c.        If an indemnitee hereunder receives notice of the commencement of an action and wishes to seek indemnification hereunder, the indemnitee will notify the indemnitor of such commencement within 10 days after the summons or other first legal process has been served. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 9. If any such action is brought against any indemnitee and it properly notifies the indemnitor of such commencement, the indemnitor may assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the indemnitee(s) in such action entitled to indemnification hereunder may participate in the defense or preparation of the defense of any such action. If the indemnitor elects to assume the defense of any such action and retain counsel: (i) the indemnitee(s) shall bear the fees and expenses of any additional counsel retained by any of them and (ii) the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s), or permit a default or consent to the entry of any judgment in respect thereof, unless each indemnitee receives from the claimant a release from all liability in respect of such claim. If the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named as defendant(s) in such action for the fees and expenses of counsel agreed upon by indemnitor and indemnitee.

e.        THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

10.     Privacy.     Each party hereto agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. Intermediary shall implement and maintain appropriate security measures for personal information of Fund shareholders and others in accordance with applicable laws, rules and regulations. The parties agree that any “Non-Public Personal Information,” as the term is defined in Regulation S-P that may be disclosed hereunder is disclosed for the specific purpose of permitting the other parties to perform the services set forth in this Agreement. Each party acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the disclosing party.

11.	Confidentiality.

a.         Intermediary agrees to treat as proprietary and hold in the strictest confidence any confidential information belonging to Distributor or its affiliated companies disclosed to Intermediary in the course of performing its services hereunder. The term “confidential information” shall mean any information that any such party discloses, whether in writing, electronically or orally, to Intermediary, whether in tangible or intangible form which relates to (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, customer data and information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Distributor, its subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Distributor a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know how, books and records, and trade secrets, whether or not patentable or copyrightable; (iv) anything designated as private, confidential or proprietary; and (v) any terms and conditions of, or information with respect to the existence and/or effectiveness of agreements and engagements (other than the existence of this Agreement) entered into by and between any third party and (x) Intermediary or any of Intermediary’s affiliates, or (y) Distributor or any of its affiliates.

b.        Intermediary shall not copy or disclose such confidential information or any portion thereof to any individual or entity without the express prior written permission of Distributor, unless such disclosure is solely for the purpose of providing the services set forth hereunder. Notwithstanding the foregoing, any nondisclosure obligation of Intermediary, as the case may be, shall be excused to the following extent: (i) the information is or becomes public knowledge other than through the violation by Intermediary of its nondisclosure obligations hereunder; (ii) disclosure is required under the terms of a valid subpoena, order or demand by a court or by a governmental or regulatory body or otherwise pursuant to law or regulation or is part of a periodic audit by a governmental body; (iii) disclosure is made to Intermediary’s attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; (iv) as demonstrated by Intermediary’s written records, the information was already lawfully known (without restriction on disclosure) to Intermediary prior to the information being disclosed to Intermediary; or (v) the information has been or is hereafter rightfully furnished to Intermediary without restriction on disclosure by a third person lawfully in possession thereof.

c.        In the case of (ii) above, Intermediary shall, subject to its fiduciary or other obligations to its customers, if any, notify Distributor as to the existence, terms and circumstances surrounding the request, so that Distributor has a reasonable opportunity to obtain a protective order or other form of protection against disclosure, and shall consult with Intermediary on the advisability of its taking legally available steps (at Intermediary’s expense) to resist or narrow the request and, if disclosure is required, exercise commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information.

d.        This Section 11 shall not be construed as granting or conferring any rights to Intermediary by license or otherwise, expressly or implicitly, to confidential information of Distributor or any invention, discovery or improvement made, conceived or acquired prior to or after the date of this Agreement.

e.        This Section 11 shall survive termination or expiration of this Agreement.

12.	Anti-Money Laundering; Sanctions; Anti-Corruption.

a.        Intermediary represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program, including a customer due diligence program, reasonably designed to comply with all applicable anti-money laundering laws , including but not limited to the Bank Secrecy Act of 1970 (“BSA”), as amended by the USA PATRIOT Act of 2001, and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Intermediary conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency. Intermediary further represents and warrants that its anti-money laundering program includes written policies, a designated anti-money laundering compliance officer, ongoing training for employees, an independent audit to test the implementation of the program, a customer identification program, and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify and report suspicious transactions and, on a risk basis, to maintain and update customer information. . Intermediary further represents and warrants that: (i) its anti-money laundering program shall be applied to its customers that purchase Shares of a Fund, consistent with its written procedures; (ii) it will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased Shares of the Fund sold by Intermediary necessary for the Distributor or the Fund to comply with the BSA; (iii) it will notify the Distributor, in writing, if it is found, by its compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti-money laundering program; and (iv) Intermediary will promptly notify Distributor or a Fund if Intermediary concludes that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with Intermediary, and Intermediary will thereafter cooperate in good faith to provide such information as Distributor requires to satisfy its own anti-money laundering obligations.

b.        Intermediary represents and warrants that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, Intermediary represents and warrants that it has complied with Sanctions in all material respects and has policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. Intermediary and its officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country, or territory that is subject to Sanctions. Intermediary acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. Intermediary will provide reasonable assistance to Distributor and the Funds in connection with their respective obligations under the applicable Sanctions. Intermediary will promptly disclose to Distributor or a Fund if Intermediary becomes aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach.

c.        Intermediary represents, warrants, and covenants that (i) it and its officers, directors, employees, agents and other representatives (together with Intermediary, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. Intermediary shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

13.        Abusive Trading Practices; Shareholder Information Agreement. Intermediary shall make reasonable efforts to assist the Funds and their service providers (including Distributor and Transfer Agent) to detect, prevent and report excessive, short-term trading of Shares and other abusive trading practices, including “market timing.” If Intermediary has actual knowledge of violations of Company policies (as set forth in the applicable Prospectuses) or applicable law regarding (i) the timing of Orders and pricing of Shares, or (ii) excessive short-term trading, market timing or other abusive trading practices, Intermediary shall promptly report such known violations to Distributor. Intermediary represents and warrants to Distributor that Intermediary is not a “financial intermediary” as defined in Rule 22c-2 under the 1940 Act (the “Rule”). If, at any time after the date of this Agreement, Intermediary becomes a “financial intermediary” as defined in the Rule, Intermediary will immediately notify Distributor and will execute a shareholder information agreement the substance of which is contained in Exhibit B hereto.

14.        Records. Each party shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. A party hereto may request of another party, and the requested party shall provide as reasonable, copies of all the historical records relating to transactions between the Funds and the Intermediary’s Customers, written communications regarding the Funds to or from such Customers, and other materials reasonably related to transactions between the Funds and the Intermediary’s Customers. In addition, Intermediary shall provide representatives of Distributor and each Company with reasonable access to its personnel and its records to: (i) enable them to monitor the quality of services being provided by Intermediary pursuant to this Agreement and Intermediary’s compliance with this Agreement and applicable law, rule and regulation and (ii) verify amounts payable or owed under this Agreement. The parties shall cooperate in good faith in providing records to one another.

15.	Term, Termination and Assignment.

a.        The compensation provisions of Section 3 related to the Distribution and/or Servicing Plans shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved by a vote of the Trustees of the Board who are not “interested persons” of each Company and have no direct or indirect financial interest in the operation of each Distribution and/or Servicing Plan or in any provisions of this Agreement related to such Distribution and/or Servicing Plans (“Disinterested Directors”), cast in accordance with the provisions of the 1940 Act and the rules and any applicable Securities and Exchange Commission guidance or relief thereunder at a meeting called for the purpose of voting on such plans or agreements.

b.        Any party hereto may terminate this Agreement by giving 30 days’ written notice to the other parties, and this Agreement shall terminate automatically: (1) with respect to a Fund in the event that the Fund liquidates or reorganizes into another Fund, (2) in the event that Intermediary ceases to be a member in good standing of FINRA, and (3) upon Intermediary violating any anti-money laundering, sanctions, or anti-bribery or corruption laws or engaging in any other unlawful conduct referenced in Section 12. In the event: (i) of an assignment (within the meaning of the 1940 Act) of this Agreement or (ii) any Distribution and/or Servicing Plan terminates, is not continued or ceases to remain in effect, then the provisions of this Agreement relating to such plan automatically shall terminate with respect to the Shares covered by such assignment or such terminated plan, to the extent required by applicable law, rule or regulation or the terms of the applicable plan.

c.        The compensation provisions of Section 3 related to Distribution and/or Servicing Plans also may be terminated at any time with respect to any Fund without payment of any penalty, to the extent required by applicable law, rule or regulation or provided in the Distribution and/or Servicing Plan, by vote of a majority of the Disinterested Directors of the applicable Company, or by vote of a majority of the outstanding voting securities of such Fund on 60 days’ written notice.

d.        This Agreement shall inure to the benefit of the successors and assigns of any party hereto, provided, however, that no party may assign this Agreement without the prior written consent of the other parties, except that Distributor may assign this Agreement to an affiliate that provides similar services to a Company upon 30 days’ prior written notice to Intermediary unless such an assignment would be deemed an assignment within the meaning of applicable provisions of the 1940 Act.

16.        Subcontracting. Each party may appoint and compensate from their respective resources one or more other entities (each, a “delegate”) to perform any or all of their respective obligations under this Agreement on a subcontracted basis so long as the party has undertaken commercially reasonable due diligence to ensure the delegate possesses the requisite expertise, personnel and resources to perform such obligations, and obtains a written agreement from the delegate related to the services to be performed in connection with this Agreement. If either party appoints one or more delegates to perform any or all of their respective obligations under this Agreement on a subcontracted basis, the appointing party will remain liable to the other party for the delegated acts and omissions of such delegates as if the appointing party itself performed (or failed to perform) such obligations.

17.        Freedom to Act. Nothing herein shall limit the authority of the Companies and the Distributor to take such lawful action as any of them may deem appropriate or advisable in connection with all matters relating to the operation of the Companies and the sale of the Shares. Nothing herein shall preclude a Company’s Board from taking any actions it deems necessary in furtherance of its fiduciary duties, which may include refusing to sell Shares to any person or suspending or terminating the offer of any Shares of any Fund.

18.        Notice. Notice hereunder shall be in writing and delivered personally, mailed by certified mail or courier service to the party’s address identified on the signature page hereof or such other address as the party may by written notice provide to the other party. Such notice shall be deemed to have been given (i) immediately when delivered personally; (ii) three days after the date of mailing; and (iii) one day after delivered by overnight courier service.

19.        Amendment. This Agreement may be amended upon execution of a written amendment by each party hereto. In addition, Intermediary agrees that Distributor may amend or modify this Agreement, including the Exhibits hereto, without the written consent of Intermediary, upon (i) the provision of not less than 30 days’ written notice to Intermediary and (ii) any act by Intermediary in reliance on this Agreement, as amended, including the acceptance of a payment hereunder or the submission of an order to purchase, redeem or exchange Shares of any Fund. The Distributor also may amend Exhibit A hereto solely upon provision of notice as set forth in Section 18 hereto in the event that Distributor wishes to add one or more new Classes, Funds, and/or Companies, to the extent that the Compensation to which Intermediary may be entitled with respect to each Class to be added is substantially similar to those of one or more comparable Classes of comparable Funds already set forth in Exhibit A.

20.	Governing Law; Venue; Waiver of Jury Trial; FINRA Arbitration.

a.        This Agreement and its Exhibits shall be governed by, and construed in accordance with, the internal laws of the State of New York and the applicable provisions of federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of federal law, the latter shall control.

b.        Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan and the courts of the State of New York located in the County of New York in any action to enforce, interpret or construe any provision of this Agreement and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

c.        THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

d.        Notwithstanding the foregoing, if a dispute arises between parties hereto that are members of FINRA, and such parties are unable to resolve the dispute between themselves, it shall be settled by arbitration to the extent required by and in accordance with the then existing FINRA Code of Arbitration Procedure.

21.        Complete Agreement/Other Agreements. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement shall be binding upon all parties hereto when executed by all parties and supersedes any prior agreement or understanding among the parties with respect to the subject matter hereof.

22.        Severability. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement.

23.        Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, Distributor and Intermediary shall not be liable or responsible to the other party or its affiliates or any of their respective directors, officers, members, employees, agents, advisors or contractors (“Representatives”), nor be deemed to have defaulted under or breached this Agreement for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from any of act beyond a party’s reasonable control, including, without limitation, the following force majeure events: (a) acts of God; (b) flood, fire, earthquake, natural disaster, or rare and severe weather event for the region, the impact of which could not reasonably be prevented by the party claiming relief from this Section; (c) war, invasion, hostilities (whether war is declared or not), terrorist threat or act, riot, or other civil unrest; (d) government order, regulation, or law in effect after the date of this Agreement; (e) embargo or blockade in effect after the date of this Agreement; (f) epidemic or quarantine; (g) national or regional emergency; (h) pervasive and prolonged power shortage or communications interruption; or (i) other similar events beyond the reasonable control of the party impacted by the Force Majeure Event (each a “Force Majeure Event”). The party impacted by the Force Majeure Event (the “Impacted Party”) shall deliver prompt written notice of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

24.        Survival; Headings; Counterparts. The provisions of Sections 9, 12, 13, 16 and 21 hereof shall survive termination of this Agreement. The Section headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:

Name:

Title:

Address for notice:

1633 Broadway 45th Floor New York, NY 10019 Attention: Legal

[Intermediary]

By:

Name:

Title:

Address for notice:

EXHIBIT A

Companies, Funds, Classes and Compensation

Companies	Funds	Classes	Compensation (Payor)
PIMCO Funds PIMCO Equity Series	All series of each Company (i.e., all series of each Company that are operating as of the date of this Exhibit A (as set forth below) and all series of each Company that thereafter commence operations, other than any such series that cease operations.)	Class A

Commissions (Distributor)

Note: Commissions in respect of Class A shall refer to the discount or commission to dealers as disclosed in SAI and/or applicable Company documentation. With respect to purchase transactions in Shares subject to an initial sales charge/load that are settled “net” of any discount, concession or commission, Distributor shall have no obligation to make any Commission payment.

Distribution and/or Servicing Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

Sub-Account Fees (Administrator): None
Class C

Commissions (Distributor)

Note: Commissions in respect of Class C shall refer to up-front commission payments as disclosed in Prospectus and/or applicable Company documentation.

Distribution and/or Servicing Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

Sub-Account Fees (Administrator): None
		Class M	Sub-Account Fees (Administrator): None
Class R

Distribution and/or Servicing Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

Sub-Account Fees (Administrator): None

Companies	Funds	Classes	Compensation (Payor)
Administrative Class

Distribution and/or Servicing Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service (12b-1) Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

		Institutional Class	None

A-2

EXHIBIT B

Shareholder Information Agreement

1.

Agreement to Provide Information. Intermediary agrees to provide Distributor or its delegate (“Fund Agent”), upon written request, the taxpayer identification number (“TIN”) the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request. Intermediary also agrees to provide Distributor or Fund Agent, upon written request, with information to confirm compliance with all applicable anti-money laundering, Sanctions, and anti-bribery or corruption laws.

a.          Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by a Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. If mutually agreed upon by Fund Agent and Intermediary, Intermediary will provide the information specified for each trading day in the period.

b.        Form and Timing of Response. Intermediary agrees to provide, promptly upon request of Fund Agent, the requested information specified in this Section 1. If requested by Fund Agent, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 1 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon further request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 1 for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares. Intermediary additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by Intermediary and Fund Agent. To the extent practicable, the format for any Shareholder and transaction information provided to Fund Agent should be consistent with the NSCC Standardized Data Reporting Format.

c.        Limitations on Use of Information. Fund Agent agrees not to use and agrees to cause each Company not to use the information received for marketing or any other similar purpose without the prior written consent of Intermediary; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, a Company or their affiliates at the time the information is received pursuant to this Agreement or information which comes into the possession of Fund Agent, a Company or their affiliates from a third party.

2. Agreement

to Restrict Trading. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through Intermediary’s account) that violate policies established or utilized by a Company or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund.

a.        Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

b.        Timing of Response. Intermediary agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Intermediary.

c.        Confirmation by Intermediary. Intermediary must provide written confirmation to Fund Agent or its delegate that Fund Agent’s instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3.        Detecting Violations. Intermediary agrees to make reasonable efforts to assist each Company and its service providers (including Distributor) in preventing and detecting excessive, short-term trading of Shares and other abusive practices, including “market timing.”

4.        Definitions. For purposes of this Shareholder Information Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

a.        The term “Funds” shall mean the constituent series of the Companies (as defined in the Sales Agreement between the parties), but for the purposes of this Shareholder Information Agreement such term shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 under the 1940 Act by paragraph (b) of Rule 22c-2.

b.        The term “promptly” shall mean as soon as practicable but in no event later than 5 business days from Intermediary’s receipt of the request for information from Fund Agent.

c.        The term “Shareholder” shall include the interpretation thereof set forth in Rule 22c-2 under the 1940 Act.

d.        The term “written” includes electronic writings and facsimile transmissions.

e.        In addition, for purposes of this Shareholder Information Agreement, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

B-2

EXHIBIT C

I. Delivery Information for Fulfillment Prospectuses

Street Address:

Email Address:

Instructions to Delivery Information for Fulfillment Prospectuses: Please insert an appropriate address for printed copies of Fulfillment Prospectuses (and/or email address for electronic copies of Fulfillment Prospectuses) provided by your Clearing Firm, which may be the address (and/or email address) of a fulfillment vendor engaged by your Clearing Firm (e.g., Broadridge). If you intend to engage solely in “subscription way business” (sometimes referred to as “check and application business”) for the funds you should insert “Not Applicable.”

II. Regulatory Documents Email Delivery Address(es)

III. Authorized Sources for Prospectuses and Sales Literature

1. Hard copies or electronic copies delivered by Distributor or Distributor’s print vendor

2. Distributor’s (or the Funds’) public website (www.pimco.com/investments)

3. Secure portal or micro site hosted by or on behalf of Distributor for use by Intermediary

4. _______________________________________________________________

Instructions to 4: Insert name of your Clearing Firm. If you intend to engage solely in “subscription way business” (sometimes referred to as “check and application business”) for the funds you should insert “Not Applicable.”

Note: The SEC’s EDGAR data base is not an authorized source for Prospectuses or supplements.